Exhibit 10.15

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”), is made and entered into as of October 23, 2016, by and among the HUANG JIA Country CLUB and Recreation Inc., a company incorporated in Republic of Seychelles (the “Parent”), Yao-Teh International Recreation Co., Ltd., a Taiwanese company (the “Company”), and several shareholders of the Company who are Fun-Ming Lo, Shu-Sui Tu and Shu-Hui Chou, residents of Taiwan (each, a “Shareholder” and collectively, the “Shareholders”). The Parent, Shareholders and Company are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Company has 17,000 ordinary shares of common stock of the Company, par value 1,000 New Taiwan Dollars (“NTD”) issued and outstanding (the “Company Shares”), all of which were held by the Shareholders in amounts as listed in Exhibit A;

WHEREAS, the Parent purchased and each of the Shareholders sold to the Parent their Company Shares in exchange for payments respectively in amounts as listed in Exhibit A (the “Transactions”);

WHEREAS, the Parties have determined that it is desirable and in the best interests of the Parties to document and formalize the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, hereby agree and document and formalize the Transactions as follows:

ARTICLE 1
PURCHASE OF COMPANY SHARES

1.1.          Share Purchase. At the Closing, Fun-Ming Lo, Shu-Rui Du and Shu-Hui Chou sold, transferred, conveyed, assigned and delivered to the Parent all of their Company Shares free and clear of all Liens as listed in Exhibit A in exchange for the payments in amounts of five thousand three hundred and forty-five dollars ($5,345), twenty-five dollars ($25) and eighty-five dollars ($85) to each of them respectively, all of which the Parent made on August 23, 2016.

1.2.          Closing. The closing (the “Closing”) of the Transactions contemplated by this Agreement took place at the offices of the Company in Tai Pei, Tai Wan on August 23, 2016 (the “Closing Date”).

1.3.          Change of the Company’s Registration Record. After the Closing and within a period of reasonable and practicable time, the Shareholders shall cause the Company to amend its registration record to reflect that the Parent currently owns 99.6% of the issued and outstanding Company Shares.

ARTICLE 2
REPRESENTATIONS OF THE SHAREHOLDERS

Each Shareholder, severally and not jointly and only as to itself, represents and warrants to the Parent, as follows:

2.1.          Power and Authority. All acts required to be taken by each of the Shareholders to enter into this Agreement and to carry out the Transactions have been properly taken. The obligations of the Shareholders under this Agreement constitute legal, valid and binding obligations of the Shareholders, enforceable against each Shareholder in accordance with the terms hereof.

2.2.          No Conflicts. The execution and delivery of this Agreement by each of the Shareholders (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Law, regulations or ordinances applicable to such Shareholder; and (iii) will not violate or breach any contractual obligations of such Shareholder based on any Contract to which the Shareholder is a party and which prohibits the Transactions contemplated hereby.

2.3.          No Finder’s Fee. Neither the Shareholder nor its agent or representative has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions contemplated herein.

2.4.          Available Information. Fun-Ming Lo has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Parent.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent, except as set forth in the disclosure schedule delivered by the Company to the Parent (the “Company Disclosure Schedule”), that:

3.1.          Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Laws of Republic of China and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.

3.2.        Capital Structure of the Company. As of the date of this Agreement, all outstanding shares of common stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Shareholders owned 99.6% of the Company Shares, issued and outstanding. Within a reasonable and practicable period of time of the Closing, the Company shall update its book to reflect the Parent as the holder and owner of the shares of the Company exchanged pursuant to this Agreement.

3.3.        Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby.

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3.4.        Absence of Certain Changes or Events. As of the Company’s Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(i)          Material Adverse Effect with respect to the Company;

(ii)         condition, event or occurrence which could reasonably be expected to prevent, hinder or Materially delay the ability of the Company to consummate the Transactions;

(iii)        incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than those disclosed in subsection 3.7 or in the ordinary course and in amounts and on terms consistent with past practices;

(iv)        creation or other incurrence by the Company of any Lien on any Asset other than those disclosed in subsection 3.7 or in the ordinary course consistent with past practices;

(v)         labor dispute, other than routine, individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company to conduct any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(vi)        payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(vii)       Material write-offs or write-downs of any Assets of the Company;

(viii)      transactions or commitments made, or any Contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company or any Contract or other right, in either case, Material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated in this Agreement;

(ix)         damages, destruction or losses having, or reasonably expected to have, a Material Adverse Effect on the Company; or

(x)          other conditions, events or occurrence which individually or collectively could reasonably be expected to have a Material Adverse Effect to the Company.

3.5          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

3.6.         Tax Returns and Tax Payments. The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of the Company have not, as of the Company’s Balance Sheet Date, exceeded the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

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No Material claim for unpaid Taxes has been made or become a Lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.

As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.7.        Material Agreements. Schedule 3.7 lists the following Contracts and other agreements (“Material Agreements”) to which the Company is a party: (i) any agreement (or group of related agreements) for the ownership or lease of real property; (ii) any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $25,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) by the Company of any operating business or Material Assets or the capital stock of any other person; (v) any agreements for the sale of any of the Material Assets of the Company, other than in the ordinary course of business; (vi) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company; and (vii) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company.

The Company has made available to the Parent either an original or a correct and complete copy of each written Material Agreement. Except as set forth on Schedule 3.7, with respect to each Material Agreement to which the Company is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation of the Company, as the case may be, and is in full force and effect in all Material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) the Company is not in Material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a Material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) the Company has not repudiated any Material provision of any of the Material Agreements.

3.8.        Properties. The Company has valid land use rights for all real property that is Material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest consolidated financial statements (the “Consolidated Financial Statements”) as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, Material to their business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business). Any real property and facilities held under lease by the Company are held by them under valid, subsisting and enforceable leases of which the Company is in compliance, are not reasonably be expected to result in a Material Adverse Effect on the Company. A list of Material Assets is set forth in Exhibit B attached hereto.

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3.9.        Board Recommendation. The board of directors of the Company (the “Company Board”) has determined that the terms of the Transactions are fair to and in the best interests of the Shareholders of the Company.

3.10.      Undisclosed Liabilities. The Company has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Consolidated Financial Statements.

3.11         Good Title. Each Shareholder was the record and beneficial owner, and had good and marketable title to its Shares as set forth in Exhibit A, with the right and authority to sell and deliver such Company Shares to the Parent as provided herein. Upon registering the Parent as the new owner of the Shareholders’ Company Shares in the share register of the Company, the Parent has received good title to such Company Shares, free and clear of all Liens.

3.12         No Conflicts. The execution and delivery of this Agreement by the Company (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Law, regulations or ordinances applicable to the Company; and (iii) will not violate or breach any contractual obligations of the Company based on any Contract to which the Company is a party and which prohibits the Transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents, warrants, covenants and agrees as follows:

4.1.          Organization, Standing and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of Republic of Seychelles. The Parent is not in violation of any provisions of its certificate of incorporation or its bylaws. No consent, approval or agreement of any individual or entity is required to be obtained by the Parent in connection with the execution and performance by the Parent of this Agreement or the execution and performance by the Parent of any agreements, instruments or other obligations entered into in connection with this Agreement.

The Parent has full power and authority to carry out the Transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor’s rights and except that any remedies in the nature of equitable relief are in the discretion of the court. The execution and delivery of this Agreement by the Parent and the consummation of the Transactions contemplated by this Agreement will not result in any Material violation of the Parent’s certificate of incorporation, by-laws or any applicable Law.

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4.2.          Compliance. The Parent has complied with, is not in violation of, and has not received any notices of violation of any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, with respect to the conduct of its business or the ownership or operation of its business.

4.3.          Tax Liabilities. The Parent has properly filed all Tax Returns required to be filed and has paid all Taxes shown thereon to be due. To the Parent’s Knowledge, all Tax Returns previously filed are true and correct in all Material respects. No claim has ever been made in writing or otherwise addressed to the Parent by a taxing authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

4.4.          Undisclosed Liabilities. The Parent has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Parent’s Financial Statements.

4.5.          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transactions.

4.6.          Board Determination. The board of directors of the Parent (the “Parent Board”) has unanimously determined as of the Closing Date that the terms of the Transactions are fair to and in the best interests of Parent and its stockholders.

ARTICLE 5
TERMINATION

5.1.          Termination. This Agreement may be terminated and rescinded at any time: by either the Company or Parent, if the other Party (which, in the case of Company, shall mean Company or any Shareholder) has breached any representation or warranty set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other Party; or

(i)          by any Party, if a permanent injunction or other Order by any court which would make illegal or otherwise restrain or prohibit the consummation of the Transactions shall have been issued and shall have become final and nonappealable;

5.2.          Notice of Termination. Any termination of this Agreement under Section 5.1 will be effective immediately upon by the delivery of written notice of the terminating Party to the other Parties hereto specifying with reasonable particularity the reason for such termination.

ARTICLE 6

MISCELLANEOUS

6.1.          Entire Agreement.   This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all Parties with respect to a modification or amendment or the Party granting the waiver with respect to a waiver. Neither course of conduct or dealing nor trade custom or usage shall modify any provisions of this Agreement.

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6.2.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, to the end that Transactions are fulfilled to the extent possible.

6.3.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of China applicable to Contracts made and to be performed entirely within such a jurisdiction.

6.4.          Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto.

6.5.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties.

6.6.          Independent Nature of Each Party’s Warranties and Representations. The various representations and warranties set forth in this Agreement or in any other writing delivered in connection therewith shall survive the Closing.

ARTICLE 7

DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing” shall have the meaning set forth in Section 1.2 of the Agreement.

“Closing Date” shall have the meaning set forth in Section 1.2 of the Agreement.

“Company” shall have the meaning set forth in the Preamble.

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“Company Board” shall have the meaning set forth in Section 3.9 of the Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in the opening paragraph of Article 3 of the Agreement.

“Company Share(s)” shall have the meaning set forth in the Recitals of the Agreement.

“Company’s Balance Sheet Date” shall have the meaning set forth in Section 3.4 of the Agreement.

“Consolidated Financial Statements” shall have the meaning set forth in Section 3.8 of the Agreement.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound

“Electronic Delivery” shall have the meaning set forth in Section 6.5 of the Agreement.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, local, domestic or foreign.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interests or encumbrance of any kind in respect to such asset, other than any encumbrances created by the Parent.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Agreements” shall have the meaning set forth in Section 3.7 of the Agreement.

“Material Adverse Effect” means, with respect to any Person or Party, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by or Taiwan in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Taiwan, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of Taiwan, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

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“NTD” shall have the meaning set forth in the Recitals of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Entity.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall have the meaning set forth in Section 4.6 of the Agreement.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Shareholders” shall have the meaning set forth in the Preamble.

“Tax” or “Taxes” shall have the meaning set forth in Section 3.6 of the Agreement.

“Tax Return(s)” shall have the meaning set forth in Section 3.6 of the Agreement.

“Transactions” shall have the meaning as set forth in the Recitals.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: The HUANG JIA Country CLUB and Recreation Inc.

By:	/s/ Fun-Ming Lo
Name:	FUN-MING LO
Title:	Chairman

COMPANY: Yao-Teh International Recreation Co., Ltd.

By:	/s/ Fun-Ming Lo
Name:	FUN-MING LO
Title:	Chairman

SHAREHOLDERES:

Fun-Ming Lo

By:	/s/ Fun-Ming Lo
Name:	FUN-MING LO
Title:	Director

Shu-Sui Tu

By:	/s/ Shu-Sui Tu
Name:	SHU-SUI TU
Title:	Director

Shu-Hui Chou

By:	/s/ Shu-Hui Chou
Name:	SHU-HUI CHOU
Title:	Director

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Exhibit A

Shareholder	Number of Company Shares Owned by the Individual Shareholders Before the Closing	Number of Company Shares Owned by Individual Shareholders after the Closing
Fun-Ming Lo Address: 9 Lin Yi Street, 4th Floor, Zhongzheng District, Taipei, Taiwan	16,624	0
Ta Lo Address: 9 Lin Yi Street, 4th Floor, Zhongzheng District, Taipei, Taiwan	68	68
Shu-Sui Tu 3 Jingxing Road, 10th Floor, Wenshan District, Taipei, Taiwan	50	0
Shu-Hui Chou 9 Lin Yi Street, 4th Floor, Zhongzheng District, Taipei, Taiwan	258	0
Total	17,000	68

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Exhibit B

Land owned by the Company

Number of the Lot	Registration Date	Number of the Deed
0064-0000	1990.5.4	103 Nan Di Zi 007648
0066-0000	1990.5.4	103 Nan Di Zi 007649
0067-0001	1990.5.4	103 Nan Di Zi 007650
0068-0000	1990.5.15	103 Nan Di Zi 007651
0070-0000	1990.5.15	103 Nan Di Zi 007652
0071-0000	1990.5.4	103 Nan Di Zi 007653
0081-0003	1990.5.15	103 Nan Di Zi 007654
0081-0004	1990.3.9	103 Nan Di Zi 007655
0083-0002	1990.5.4	103 Nan Di Zi 007656
0539-0000	1990.5.15	103 Nan Di Zi 007657
0628-0000	1990.3.9	103 Nan Di Zi 007658
0628-0003	1990.3.9	103 Nan Di Zi 007659
0628-0005	1990.3.9	103 Nan Di Zi 007660
0628-0006	1990.3.9	103 Nan Di Zi 007661
0432-0016	1990.3.7	103 Nan Di Zi 004882
0432-0031	1990.5.4	103 Nan Di Zi 004883
0432-0034	1990.3.7	103 Nan Di Zi 004884
0432-0036	1990.3.7	103 Nan Di Zi 004885
0432-0037	1990.3.7	103 Nan Di Zi 004886
0444-0000	1990.5.4	103 Nan Di Zi 004887
0444-0001	1990.5.4	103 Nan Di Zi 004888
0444-0008	1990.5.4	103 Nan Di Zi 004889
0444-0032	1990.5.4	103 Nan Di Zi 004890
0449-0000	1990.5.4	103 Nan Di Zi 004891
0647-0001	1990.5.4	103 Nan Di Zi 007662
0647-0007	1990.3.9	103 Nan Di Zi 007663
0647-0012	1990.3.9	103 Nan Di Zi 007664
0647-0018	1990.3.8	103 Nan Di Zi 007665
0647-0020	1990.3.8	103 Nan Di Zi 007666
0655-0007	1990.5.4	103 Nan Di Zi 007667
0655-0009	1990.5.4	103 Nan Di Zi 007668
0655-0011	1990.5.4	103 Nan Di Zi 007669
0661-0001	1990.3.8	103 Nan Di Zi 007670
0661-0002	1990.3.8	103 Nan Di Zi 007671
0661-0004	1990.3.8	103 Nan Di Zi 007672
0664-0000	1990.3.8	103 Nan Di Zi 007673
0665-0000	1990.3.8	103 Nan Di Zi 007674
0666-0000	1990.3.9	103 Nan Di Zi 007675
0667-0000	1990.3.9	103 Nan Di Zi 007676
0668-0000	1990.3.9	103 Nan Di Zi 007677
0668-0001	1990.5.4	103 Nan Di Zi 007678
0668-0002	1990.3.9	103 Nan Di Zi 007679
0669-0000	1990.3.9	103 Nan Di Zi 007680
0690-0000	1990.5.4	103 Nan Di Zi 007681
0699-0005	1990.5.4	103 Nan Di Zi 007682
0699-0022	1990.5.4	103 Nan Di Zi 007683
0699-0028	1990.5.4	103 Nan Di Zi 007684
0699-0029	1990.5.4	103 Nan Di Zi 007685
0699-0030	1990.5.4	103 Nan Di Zi 007686
0702-0000	1990.3.9	103 Nan Di Zi 007687
0706-0000	1990.3.9	103 Nan Di Zi 007688
0706-0001	1990.3.9	103 Nan Di Zi 007689
0706-0002	1990.5.4	103 Nan Di Zi 007690
0706-0009	1990.3.9	103 Nan Di Zi 007691
0706-0017	1990.3.8	103 Nan Di Zi 007692
0706-0018	1990.3.8	103 Nan Di Zi 007693
0432-0016	1990.3.7	103 Nan Di Zi 004882
0432-0031	1990.5.4	103 Nan Di Zi 004883
0432-0034	1990.3.7	103 Nan Di Zi 004884
0432-0036	1990.3.7	103 Nan Di Zi 004885
0432-0037	1990.3.7	103 Nan Di Zi 004886

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Schedule 3.7 Company Disclosure Schedule

Material Agreements

*unless otherwise indicated, the Company is a party to the following agreements.

i.	Letter of Intent between the Company and InterContinental Hotels Group dated September 11, 2015
ii.	Proposal for Video of Concept Design for the Royal Country Club Spa & Resort between the Company and the Cunningham Group dated on June 22, 2015
iii.	Master Planning and Conceptual Design Contract for the Royal Country Club Spa & Resort between the Company and the Cunningham Group dated on March 6, 2015
iv.	Loan Agreement between Yao-Teh Development Co. and Kai Ji Bank guaranteed by Fun-Ming Lo dated on June 14, 2016
v.	The five-year repayment schedule entered between the Company and Taiwan Business Bank on June 24, 2013 and the accompanying security agreement
vi.	The personal loan agreement entered between Fun-Ming Lo and Taiwan Business Bank on June 24, 2013, which is guaranteed by the Company
vii.	The two five-year loans and one ten-year loan entered between the Company and Taiwan Cooperative Bank on August 7, 1991, all of which went into default
viii.	The loan agreement entered on June 25, 1993 between Geng-Meng Lin, the then vice president of the Company, and Cheng-Yu Lian who has a lien on the Company’s land

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